Exhibit 5.1

August 19, 2004

Board of Directors

Standard Commercial Corporation

2201 Miller Road

Wilson, North Carolina 27893

Standard Commercial Corporation

Registration Statement on Form S-4

Filed June 17, 2004 (File No. 333-116597)

Gentlemen:

We have acted as counsel to Standard Commercial Corporation, a North Carolina corporation (the “Company”), in connection with the registration of $150.0 million aggregate principal amount of 8% Senior Notes due 2012 (the “Exchange Notes”) and the related guarantees of the Exchange Notes (the “Guarantees”) by Standard Commercial Tobacco Co., Inc. (the “Guarantor”). The Company and the Guarantor are referred to herein collectively as the “Issuers” and the Exchange Notes and the Guarantees are referred to herein collectively as the “Securities.” The Securities will be governed by an indenture among the Issuers and SunTrust Bank, as trustee (“Trustee”), dated April 2, 2004 (the “Indenture”). The issuance of the Securities is more fully described in the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Issuers and certificates of their respective officers and public officials as we deemed necessary for purposes of the opinions

Board of Directors

August 19, 2004

expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that:

1.	Each of the Company and the Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina.

2.	The Securities have been duly authorized by all necessary corporate action, and, when the Securities have been issued as described in the Registration Statement, executed by the Issuers, authenticated and delivered by the Trustee and issued in accordance with the terms of the Indenture and as described in the Registration Statement, will be the duly issued, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

3.	The Indenture is the valid and binding obligation of the Issuers, enforceable in accordance with its terms.

The opinions set forth above are subject to the following qualifications and limitations:

A. The enforceability of any obligation of the Issuers and the Guarantor is subject to applicable bankruptcy, insolvency, dissolution, liquidation, reorganization, fraudulent conveyance, moratorium, conservatorship and other laws affecting the rights of creditors generally and subject to principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

B. We express no opinion as to any provision of the Indenture purporting to relieve the trustee thereunder of the exercise of reasonable diligence, or with respect to the enforceability of any provision of the Indenture pursuant to which any party is indemnified against a liability arising under applicable securities laws; and

C. In rendering the opinions set forth herein we have relied solely on the opinion of Cahill Gordon & Reindel LLP in so far as such opinions relate to the laws of the State of New York.

This opinion is limited to the laws of the States of North Carolina and New York and applicable federal laws of the United States. We are admitted to practice law only in the State of North Carolina.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/    Wyrick Robbins Yates & Ponton LLP